UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2025

BIOAFFINITY TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41463	46-5211056
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3300 Nacogdoches Road, Suite 216

San Antonio, Texas 78217

(210) 698-5334

(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.007 per share	BIAF	The Nasdaq Stock Market LLC
Tradeable Warrants to purchase Common Stock	BIAFW	The Nasdaq Stock Market LLC

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 29, 2025, bioAffinity Technologies, Inc., a Delaware corporation (the “Company”), consummated a best efforts public offering (the “Offering”) of an aggregate of (i) 1,047,694 shares (the “Shares”) of common stock, par value $0.007 per share (the “Common Stock”) and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 874,067 shares of Common Stock (“Pre-Funded Warrants Shares”) in lieu of Shares. Each Share was sold at a public offering price of $2.50. Each Pre-Funded Warrant was sold at a public offering price of $2.493.

The aggregate gross proceeds from the Offering was approximately $4.8 million, before deducting placement agent fees and other offering expenses. The Company intends to use the proceeds of the Offering for working capital and other general corporate purposes.

The Securities Purchase Agreement

In connection with the Offering, on September 29, 2025, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with certain investors, pursuant to which the Company agreed not to effect or enter into an agreement to effect any issuance by the Company or any of its subsidiaries of shares of Common Stock or Common Stock equivalents for a period of forty five (45) days from the closing of the Offering and will not enter into variable rate transactions for a period of 6 months following the closing of the Offering, subject to certain exceptions, including that the prohibition against entering into an “at the market” offering will expire 45 days following the closing of the Offering.

The foregoing does not purport to be a complete description of the Purchase Agreement, and is qualified in its entirety by reference to the full text of such document, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Placement Agency Agreement

Also, in connection with the Offering, on September 29, 2025, the Company entered into a placement agency agreement (the “Placement Agency Agreement”) with WallachBeth Capital LLC (the “Placement Agent”), pursuant to which the Placement Agent agreed to act as placement agent on a “best efforts” basis in connection with the Offering. The Company paid the Placement Agent an aggregate fee equal to 8.0% of the gross proceeds raised in the Offering and reimbursed the Placement Agent $120,000 for its expenses in connection with the Offering.

The Placement Agency Agreement and the Purchase Agreement each contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, the Placement Agent, or the purchasers in the Offering, as the case may be, other obligations of the parties and termination provisions. In addition, pursuant to the terms of the Placement Agency Agreement, the Company’s executive officers and directors have entered into agreements providing that, for a period of sixty (60) days from the closing of the Offering, each of these persons may not, subject to customary exceptions, offer, issue, sell, transfer or otherwise dispose of the Company’s securities without the prior written consent of the Placement Agent. The Placement Agency Agreement also provides that the Company will not effect or enter into an agreement to effect any issuance by the Company or any of its subsidiaries of shares of Common Stock or Common Stock equivalents for a period of thirty (30) days from the closing of the Offering and will not enter into variable rate transactions for a period of 6 months following the closing of the Offering, subject to certain exceptions, including that the prohibition against entering into an “at the market” offering will expire 30 days following the closing of the Offering.

The foregoing does not purport to be a complete description of the Placement Agency Agreement, and is qualified in its entirety by reference to the full text of such document, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Securities Offered

Each Pre-Funded Warrant is immediately exercisable for one (1) share of Common Stock at an exercise price of $0.007 per share and will remain exercisable until the Pre-Funded Warrants are exercised in full. The exercise price of the Pre-Funded Warrants and number of Pre-Funded Warrant Shares will adjust in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events.

The Pre-Funded Warrants may be exercised on a cashless basis at any time. A holder of the Pre-Funded Warrants (together with its affiliates) may not exercise any portion of the Pre-Funded Warrants to the extent that the holder would own more than 4.99% (or 9.99%, at the election of the holder) of the outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the amount of beneficial ownership of outstanding shares after exercising the holder’s Pre-Funded Warrants up to 9.99% of the number of the Company’s shares of Common Stock outstanding immediately after giving effect to the exercise.

The Shares, the Pre-Funded Warrants, and the Pre-Funded Warrant Shares, were offered and sold by the Company pursuant to the Company’s Registration Statement on Form S-1 (File No. 333-290480), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) that became effective on September 29, 2025.

The foregoing does not purport to be a complete description of each of the Pre-Funded Warrants and is qualified in its entirety by reference to the full text of such document, which is filed as Exhibits 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01. Other Events

The Company issued a press release announcing the pricing of the Offering on September 29, 2025. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated by reference herein.

The Company issued a press release announcing the closing of the Offering on September 30, 2025. A copy of the press release is filed herewith as Exhibit 99.2 and is incorporated by reference herein.

As of the date of this Current Report on Form 8-K, after the closing of the Offering and the exercise of certain Pre-Funded Warrants, there are 3,100,402 shares of Common Stock outstanding.

As previously reported in a Current Report on Form 8-K filed by the Company, on February 7, 2025, the Company received written notice from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying it that for the preceding 30 consecutive business days (December 23, 2024, through February 6, 2025), our Common Stock did not maintain a minimum closing bid price of $1.00 (“Minimum Bid Price Requirement”) per share as required by Nasdaq Listing Rule 5550(a)(2). Therefore, in accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided 180 calendar days, or until August 6, 2025, to regain compliance with the rule.

As previously reported in a Current Report on Form 8-K filed by the Company, on May 27, 2025, the Company received written notice from the Staff stating that the Company was not in compliance with Nasdaq Listing Rule 5550(b)(1) (the “Continued Listing Equity Requirement”) because its stockholders’ equity of $1,439,404 as of March 31, 2025, as reported in the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 15, 2025, was below the minimum requirement of $2,500,000. Pursuant to Nasdaq’s Listing Rules, the Company had 45 calendar days to submit a plan to regain compliance with the Continued Listing Equity Requirement. On July 14, 2025, the Company submitted its plan to regain compliance with the Continued Listing Equity Requirement. On August 7, 2025, the Company received written notice from the Staff that it had not regained compliance with the Minimum Bid Price Requirement by August 6, 2025, and was not eligible for a second 180-day compliance period as the Company did not comply with the minimum stockholders’ equity requirement for initial listing on the Nasdaq Capital Market. As a result, unless the Company requested an appeal to a hearings panel (the “Panel”) by August 14, 2025, its securities would be scheduled for delisting from The Nasdaq Capital Market and would be suspended at the opening of business on August 18, 2025. The Company submitted an appeal to Nasdaq on August 14, 2025, which will stay the delisting and suspension of the Company’s securities pending the decision of the Panel. On August 14, 2025, the Company received written notice from Nasdaq that its hearing has been scheduled for September 11, 2025. At the hearing, the Company presented its views and its plans to regain compliance with the Minimum Bid Price Requirement and the Continued Listing Equity Requirement to the Panel. On September 18, 2025, Nasdaq granted the Company an extension until October 2, 2025, to demonstrate compliance with the Minimum Bid Price Requirement and Continued Listing Equity Requirement.

As previously reported in a Current Report on Form 8-K, on August 13, 2025, the Company completed a private placement and warrant inducement transaction which resulted in gross proceeds to the Company of approximately $1.2 million.

As previously reported in a Current Report on Form 8-K, on September 17, 2025, the Company filed with the Secretary of State of the State of Delaware a certificate of amendment to its certificate of incorporation (the “Certificate of Amendment”) to effect a one-for-thirty (1-for-30) reverse stock split. The reverse stock split became effective as of 4:01 p.m. Eastern Time on September 18, 2025, and the Company’s common stock began trading on a split-adjusted basis when The Nasdaq Capital Market opened on September 19, 2025. The reverse stock split is primarily intended to bring the Company into compliance with Nasdaq’s Minimum Bid Price Requirement. As of the date of filing of this Current Report on Form 8-K, the Company has maintained compliance with Nasdaq’s Minimum Bid Price Requirement for seven (7) consecutive trading days. In addition, the implementation of the reverse stock split is expected to eliminate approximately $4 million in warrant-related derivate liabilities in the period ended September 30, 2025, which automatically converted into stockholders’ equity upon the effectiveness of the reverse stock split.

As previously reported in a Current Report on Form 8-K, on August 13, 2025, the Company and the holders of certain warrants issued by the Company on May 7, 2025 (the “May 2025 Warrants”) entered into amendments to the May 2025 Warrants (each, a “Warrant Amendment”) pursuant to which certain provisions of the May 2025 Warrants that originally resulted in liability treatment on the Company’s balance sheet as of June 30, 2025 were amended and restated. Following the Warrant Amendment, the May 2025 Warrants are expected to be reclassified, which will result in an increase in stockholders’ equity of approximately $2.8 million. In addition, since the filing of the Company’s Quarterly report on Form 10-Q for the period ended June 30, 2025, the Company has received approximately $1.3 million from the exercise of outstanding warrants.

As a result of the closing of the transaction described under Item 1.01 above as well as the transactions described under this Item 8.01, the Company believes, as of the date of filing of this Current Report on form 8-K, that it has stockholders’ equity in excess of $2,500,000, and has thereby regained compliance with the Continued Listing Equity Requirement. The Company awaits Nasdaq’s confirmation of same.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1	Placement Agency Agreement, dated as of September 25, 2025, by and between bioAffinity Technologies, Inc. and WallachBeth Capital LLC
4.1	Form of Pre-Funded Warrant
10.1	Form of Securities Purchase Agreement
99.1	Press Release dated September 29, 2025
99.2	Press Release dated September 30, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	September 30, 2025	BIOAFFINITY TECHNOLOGIES, INC.

		By:	/s/ Maria Zannes
		Name:	Maria Zannes
		Title:	President and Chief Executive Officer

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